NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD REPORTS 3Q $129 MILLION NET LOSS; FURTHER COST AND CASH IMPROVEMENTS PLANNED TO CONTINUE IMPLEMENTING PRODUCT-LED TRANSFORMATION AND OFFSET GLOBAL INDUSTRY WEAKNESS +

•	Net loss of $129 million, or $0.06 a share, for the third quarter of 2008

•	Pre-tax loss of $2.7 billion from continuing operations, excluding special items ++

•	Favorable curtailment gain in excess of $2 billion related to approval of retiree health care agreement

•	Company remains on track to achieve $5 billion in cost reductions in North America by the end of 2008 compared with 2005 (at constant volume, mix and exchange; excluding special items)

•	Automotive gross cash (including cash and cash equivalents, net marketable securities and loaned securities) on Sept. 30, 2008 totals $18.9 billion +++

•	Available credit lines total $10.7 billion; overall liquidity totals $29.6 billion

•	Company planning further cost and cash improvements to continue implementing Ford’s product-led transformation plan and offset continued weakness in the global automotive industry

Financial Results Summary	Third Quarter		First Nine Months
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000) ++	1,174	(313)	4,266	(644)
Revenue (Bils.) ++	$32.1	$(9.0)	$110.1	$(18.2)

Continuing Operations ++
Automotive Results (Mils.)	$(2,906)	$(2,544)	$(2,924)	$(2,715)
Financial Services (Mils.)	159	(397)	(111)	(1,066)
Pre-Tax Results (Mils.)	$(2,747)	$(2,941)	$(3,035)	$(3,781)

After-Tax Results (Mils.)	(2,977)	(2,953)	(3,846)	(3,909)

Earnings Per Share ++++	(1.31)	(1.30)	(1.72)	(1.75)

Special Items Pre-Tax (Mils.)	$2,207	$2,557	$(6,219)	$(6,199)

Net Income
After-Tax Results (Mils.)	$(129)	$251	$(8,696)	$(8,784)
Earnings Per Share	(0.06)	0.13	(3.89)	(3.94)

Automotive Gross Cash (Bils.) +++	$18.9	$(16.7)	$18.9	$(16.7)

See end notes on page 9.

DEARBORN, Mich., Nov. 7, 2008 – Ford Motor Company [NYSE: F] today reported a third quarter net loss of $129 million, or 6 cents per share.  This compares with a net loss of $380 million, or 19 cents per share, in the third quarter of 2007.  Ford’s third quarter pre-tax operating loss from continuing operations, excluding special items, was $2.7 billion, down from a $194 million profit a year ago.

The company also today announced additional actions to reduce costs and improve Automotive gross cash to enable Ford to continue to implement its product-led transformation plan despite the continued weakness in the global automotive market and economic environment.

Improvement actions include: an additional 10 percent reduction in North American salaried personnel-related costs; a reduction in capital spending enabled by efficiencies in Ford’s global engineering and product development; a reduction in manufacturing, information technology, and advertising costs due to the company’s “One Ford” global operations; and a reduction of inventories globally.  Ford also said it would continue to explore divestitures of non-core assets and utilize equity-for-debt swaps and other incremental sources of financing to strengthen the company’s balance sheet.

At the same time, Ford reiterated its continued investment in the smaller, more fuel-efficient, high-quality products that will result in a more balanced global portfolio.  Ford confirmed that nearly all planned product programs remain on track and on time – aside from a few select vehicles that will be deferred until industry volumes recover.  Ford will, however, reduce spending for large vehicles in declining segments.

“We continue to take fast and decisive action implementing our plan and responding to the rapidly changing business environment,” said Ford President and CEO Alan Mulally.  “We have a strategy that is broad and specific enough to handle the dramatic changes in today’s environment.  We will continue to assess the rapidly changing business environment and modify implementation of our plan accordingly.”

THIRD QUARTER 2008 RESULTS
The 2008 operating data discussed below exclude Jaguar Land Rover, which was sold on June 2, 2008. Jaguar Land Rover and Aston Martin data are, however, included in the 2007 data, except where otherwise noted.  See tables following “Safe Harbor/Risk Factors” for the amounts attributable to Jaguar Land Rover and any necessary reconciliation to U.S. GAAP.

On an after-tax basis, Ford’s third quarter operating loss from continuing operations, excluding special items, was about $3 billion, or $1.31 per share, compared with a loss of $24 million, or 1 cent per share, a year ago.

Ford’s third quarter revenue was $32.1 billion, down from $41.1 billion a year ago.  The decline reflects lower volume, the sale of Jaguar Land Rover, changing product mix and lower net pricing, partly offset by favorable changes in currency exchange rates.

Special items improved pre-tax results by $2.2 billion in the third quarter, or $1.25 per share, which is primarily due to the retiree health care curtailment gain in excess of $2 billion related to the approval of the retiree health care settlement agreement with the United Auto Workers.

Automotive gross cash, including cash and cash equivalents, net marketable securities and loaned securities, was $18.9 billion on Sept. 30, down from $26.6 billion at the end of the second quarter.  The decrease primarily reflects Automotive pre-tax operating losses, changes in working capital and other timing differences, and upfront subvention payments to Ford Credit.

Ford’s Automotive cash flow during the third quarter was significantly affected by a number of unique factors during the quarter, including the decision to reduce truck production to allow for an orderly sell-down of dealer inventories to make way for new models.  Overall, Ford’s global third quarter production levels were more than 100,000 units below retail sales and nearly 500,000 units below the second quarter levels.  This had a substantial impact on profits, and the decline in production resulted in about a $3 billion reduction in payables during the quarter.

“Strengthening our balance sheet has been and remains a core element of our transformation plan,” said Lewis Booth, Ford executive vice president and chief financial officer.  “We were fortunate to have gone to the markets at the right time two years ago to obtain significant liquidity to implement our plan and invest in the new products that will secure our future.  We will continue to aggressively reduce costs and manage our cash with absolute discipline to ensure we have the resources to fund our plan going forward.”

In addition, Ford said it will continue working with a number of governments around the world to maximize the availability of funding to provide further protection against the uncertain economic environment that the entire automotive industry is facing.

The following discussion of third quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive operating cost changes is at constant volume, mix, and exchange, and excludes special items.

THIRD QUARTER 2008 HIGHLIGHTS

•	Launched the new 2009 Ford F-150 full-size pickup with best-in-class capability and unsurpassed fuel economy. The F-Series remains the No.1-selling truck in America for 31 years running.

•
Launched the new Ford Fiesta small car in Europe, the first of Ford’s new global small cars.  Production began in Cologne, Germany, and the car is now going on sale in Europe.  Fiesta also is beginning to now go on sale in Asia and will be introduced in North America in early 2010.

•	Debuted at the Paris motor show the all-new Ford Ka, a stylish subcompact car that goes on sale in Europe late this year and is featured in the new James Bond movie “Quantum of Solace.”

•	Launched the Ford Focus in China and the Ford Escape in key Asia Pacific and Africa markets.

•
Improved vehicle quality again, marking four consecutive years of progress.  Ford, Lincoln and Mercury vehicles collectively reduced things gone wrong by 7.7 percent compared to last year, pulling Ford into a statistical quality tie with Honda and Toyota atop the list of seven major automakers in the U.S. Global Quality Research System study.

•
Achieved the leading number of “Top Safety Picks” from the U.S. Insurance Institute for Highway Safety with the 2009 Ford Flex and Lincoln MKS earning top honors.  This builds on Ford’s achievement of the most U.S. government 5-star safety ratings in the auto industry.

•
Achieved total company cost reductions of $300 million despite commodity cost increases of more than $1 billion.  During the first nine months, Automotive costs are down about $3 billion globally, and the company now is on track to reduce costs by about $4 billion for the full year.

•	Confirmed that Ford North America remains on track to achieve or exceed its commitment of reducing $5 billion in annual operating costs by the end of 2008 compared with 2005.

•	Achieved continued strong results for Ford South America with a profit of $480 million.

AUTOMOTIVE SECTOR
Automotive Sector*	Third Quarter		First Nine Months
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000)	1,174	(313)	4,266	(644)
Revenue (Bils.)	$27.8	$(8.5)	$96.9	$(18.1)
Pre-Tax Results (Mils.)	$(2,906)	$(2,544)	$(2,924)	$(2,715)
*excludes special items

For the third quarter of 2008, Ford’s worldwide Automotive sector reported a pre-tax loss of $2.9 billion, compared with a pre-tax loss of $362 million during the same period a year ago.

The deterioration was due to lower volume and unfavorable mix, particularly for North America and Volvo, unfavorable net interest expense and related fair-market value adjustments, and lower net pricing, partly offset by favorable cost changes.

Worldwide Automotive revenue in the third quarter was $27.8 billion, down from $36.3 billion a year ago.  The decline reflected lower volume, the sale of Jaguar Land Rover, unfavorable product mix and lower net pricing, partly offset by favorable changes in currency exchange rates.

Total vehicle wholesales in the third quarter were 1,174,000, compared with 1,487,000 units a year ago.

North America: For the third quarter, Ford North America reported a pre-tax loss of $2.6 billion, compared with a loss of $1 billion a year ago.  The decline reflected unfavorable volume and mix, and unfavorable net pricing, partly offset by cost changes.  Unfavorable volume and mix primarily reflected a decline in the U.S. industry volumes, changing product mix, lower dealer stocks and lower market share.  Third quarter revenue was $10.8 billion, down from $16.7 billion a year ago.

South America: For the third quarter, Ford South America reported a pre-tax profit of $480 million, compared with $386 million a year ago.  The increase reflected higher net pricing, favorable volume and mix, and favorable changes in currency exchange rates, partly offset by higher net product costs.  Third quarter revenue was $2.7 billion, up from $2.1 billion a year ago.

Europe: For the third quarter, Ford Europe reported a pre-tax profit of $69 million, compared with      $293 million a year ago.  The decline was primarily due to unfavorable cost changes (unfavorable mark-to-market adjustments for commodity hedges) and currency exchange, partly offset by net pricing.  Third quarter revenue was $9.7 billion, up from $8.3 billion a year ago.

Volvo: For the third quarter, Volvo reported a pre-tax loss of $458 million, compared with a loss of     $167 million a year ago.  The decline was due to unfavorable volume and mix.  Third quarter revenue was $2.9 billion, down from with $3.8 billion a year ago.  As part of its restructuring, Volvo plans a total reduction of 6,000 employees worldwide, including 1,200 agency employees.

Asia Pacific and Africa: For the third quarter, Ford Asia Pacific and Africa’s pre-tax profit of $4 million compares with $30 million a year ago.  The decline was due to unfavorable volume and mix, partly offset by favorable net pricing.  Third quarter revenue was $1.7 billion, down from $1.8 billion a year ago.

Mazda: Ford lost $1 million from its investment in Mazda and associated operations in the third quarter, compared with a profit of $14 million a year ago.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, reported a third quarter pre-tax loss of $411 million.  This included net interest expense of $440 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	Third Quarter		First Nine Months
(in millions)	2008	O/(U) 2007	2008		O/(U) 2007
Ford Credit Pre-Tax Results	$161	$(385)		$(100)	$(1,053)
Other Financial Services	(2)	(12)		(11)	(13)
Financial Services Pre-Tax Results	$159	$(397)	$	(111)	$(1,066)
*excludes special items

For the third quarter, the Financial Services sector reported a pre-tax profit of $159 million, compared with $556 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax profit of $161 million in the third quarter, compared with $546 million a year ago.  The decline primarily reflected the non-recurrence of net gains related to market valuation adjustments from derivatives, a higher provision for credit losses, and lower volume, partly offset by a higher financing margin.

OUTLOOK
Ford said it is more focused than ever on implementing its transformation plan to respond to the significant challenges presented by the continued global economic downturn.  Ford’s plan includes:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix

•	Accelerating the development of new products that customers want and value

•	Financing the plan and improving the balance sheet

•	Working together effectively as one team, leveraging Ford’s global assets

“These are challenging and historic times for the global automotive industry, but I am more convinced than ever that Ford has the right plan to see us through,” Mulally said.  “Ford remains well positioned to take advantage of our global scale and global product strengths worldwide, and we will continue to take the decisive steps necessary to operate through the current downturn and be in a position to begin to grow profitably again as the global economy rebounds.”

Ford said its plan to deliver more of the safe, affordable, high-quality, fuel-efficient vehicles that consumers want and value remains solidly in place.  The plan includes:

•	Delivering best-in-class or among the best fuel economy with every new vehicle introduced globally.

•	Introducing industry-leading, fuel-saving EcoBoost engines and doubling the number and volume of hybrid vehicles.

•
Leveraging Ford’s product strengths to deliver more global vehicles in the B, C, C/D and commercial van segments.  By 2010, nearly 40 percent of Ford’s product entries in these segments will be shared between Ford North America and Ford Europe, and 100 percent alignment will be achieved by 2013.

•	Upgrading the Ford, Lincoln, Mercury lineup in North America almost completely by the end of 2010.

•	Bringing six European small vehicles to North America from global B-car and C-car platforms.

•	Retooling three North American truck plants to produce small, fuel efficient vehicles.

•
Building on vehicle quality that is now on par with Honda and Toyota – and that consistently is being recognized by important third-parties like J.D. Power and Associates’ Initial Quality Study – driven by Ford’s disciplined and standardized processes for every product.

•
Building on vehicle safety leadership – with the most U.S. government 5-star safety ratings of any auto company and recently moving past Honda for the industry’s most IIHS “Top Safety Picks” – plus new smart safety features, such as the industry-first MyKey technology that limits top speed and audio volume for teens and the first forward crash-avoidance system for mainstream vehicles.

•	Supporting Ford’s global products with a lean, flexible global manufacturing system.

To support new product investments and offset continued industry weakness, Ford is implementing actions to improve Automotive cash by a total of $14 billion to $17 billion through 2010.

The actions include:

•
Reducing North American salaried personnel-related costs by an additional 10 percent by the end of January 2009, through personnel reductions, attrition and other actions.  The reductions are in addition to personnel-related cost actions already taken in Ford North America and underway in Ford of Europe, Ford Asia Pacific and Africa, and Volvo.

•
Further reduction of U.S. hourly employees by approximately 2,600 as a result of the most recent round of targeted buyouts – bringing Ford’s total U.S. hourly reductions through buyouts in 2008 to approximately 7,000.

•	Eliminating merit pay increases for North America salaried employees in 2009.

•	Eliminating performance bonuses for global salaried employees, including the Annual Incentive Compensation Plan for the 2008 performance year.

•	Suspending matching funds for U.S. salaried employees participating in Ford’s Savings and Stock Investment Plan, effective Jan. 1, 2009.

•	Reducing annual capital spending to between $5 billion and $5.5 billion – enabled by efficiencies in Ford’s global product development system and reduced spending in declining product segments.

•	Reducing engineering, manufacturing, IT and advertising costs through greater global efficiencies.

•	Reducing inventories globally and achieving other working capital improvements.

•	Return of capital from Ford Credit to Ford Motor Company consistent with Ford Credit’s plan for a smaller balance sheet and a focus on core Ford brands.

•	Continuing to develop incremental sources of Automotive funding, including divesting of non-core operations and assets, and implementing equity-for-debt swaps.

Ford’s actions are based on the expectation that the global auto industry downturn will be deeper, broader and longer than was previously assumed.  Industry volumes next year are expected to decline compared with 2008 levels.  Ford said it will continue to adjust its production in line with the lower demand.

Ford’s 2008 planning assumptions regarding the industry, operating metrics and profit outlook are as follows:

Planning Assumptions	Full-Year Plan	First Nine Months	Full-Year Outlook
Industry Volume (SAAR):
–U.S. (million units)*	16.0	14.4	13.7
–Europe (million units)**	17.6	17.2	16.7

Operational Metrics
Compared with 2007:
--Quality	Improve	Improved	On Track

--Automotive Costs***	Improve by about $3 Billion	$3 Billion	About $4 Billion

Absolute Amount:
--U.S. Market Share (Ford Lincoln Mercury)	Low End of 14% - 15% Range	14%	High 13%

--Operating-Related Cash Flow	Negative	$(12.3) Billion****	Greater Outflow than Plan

--Capital Spending	About $6 Billion	$4.7 Billion	On Track
2008 Operating and Overall Results Will be Worse Than 2007
* Includes medium and heavy trucks
** European 19 markets that we track
*** At constant volume, mix and exchange; excludes special items
**** See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:

2008 Production Volumes	Actual		Forecast
	Third Quarter		Fourth Quarter
	Units (000)	O/(U) 2007 (000)	Units (000)	O/(U) 2007 (000)

Ford North America	418	(219)	430	(211)

Ford Europe	394	(22)	400	(89)

Volvo	72	(21)	77	(40)

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] releases its third quarter 2008 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

At 9 a.m. EST, Alan Mulally, president and chief executive officer, and Lewis Booth, executive vice president and chief financial officer, will host a call for the investment community and news media to discuss third quarter results.

At 11 a.m. EST, Peter Daniel, Ford senior vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Friday, Nov. 7
Toll Free: 800-573-4754
International: 617-224-4325

Earnings Call: 9 a.m. EST
Earnings Passcode: “Ford Earnings”
Fixed Income: 11 a.m. EST
Fixed Income Passcode: “Ford Fixed Income"

Replays – Available after 2 p.m. the day of the event through Friday, Nov. 14.
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

# # #

+	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
++	Excluding special items. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles (“GAAP”).
+++	See fifth table following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.
++++
Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A further increase in or acceleration of the market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	Further significant decline in industry sales, resulting from slowing economic growth, geo-political events, or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Further increases in the price for, or reduced availability of, fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers of the type that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;

•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain an industrial bank charter or similar banking status;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or otherwise;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report and subsequent Form 10-Q Reports.

THIRD QUARTER AND FIRST NINE MONTHS 2008 NET INCOME/(LOSS) COMPARED WITH 2007

	Third Quarter			First Nine Months
	2007	2008		2007	2008
Revenue (Bils.)
Revenue (Excluding Special Items)	$41.1		$32.1	$128.3	$110.1
Special Items*	-		-	-	7.0
Revenue	$41.1		$32.1	$128.3	$117.1

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$194		$(2,747)	$746	$(3,035)
Special Items*	(350)		2,207	(20)	(6,219)
Pre-Tax Income/(Loss) from Continuing Operations	$(156)	$	(540)	$726	$(9,254)

Minority Interest in Net (Income)/Loss of Subsidiaries	(62)		(51)	(205)	(262)
(Provision for)/Benefit from Income Taxes	(162)		462	(467)	811
Income/(Loss) from Continuing Operations	$(380)		$(129)	$54	$(8,705)
Income/(Loss) from Discontinued Operations	0		0	34	9
Net Income/(Loss)	$(380)		$(129)	$88	$(8,696)
* Special items detailed in table on pages 12-13

THIRD QUARTER AND FIRST NINE MONTHS 2008 INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH 2007
	Third Quarter		First Nine Months
(in millions)	2007	2008	2007	2008

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$194	$(2,747)	$746	$(3,035)
Minority Interest in Net (Income)/Loss of Subsidiaries	(62)	(51)	(205)	(262)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	(156)	(179)	(478)	(549)
After Tax Result (Excluding Special Items)	$(24)	$(2,977)	$63	$(3,846)

Pre-Tax Special Items*	(350)	2,207	(20)	(6,219)
(Provision for)/Benefit from Income Taxes on Special Items	(6)	641	11	1,360
Income/(Loss) from Continuing Operations	$(380)	$(129)	$54	$(8,705)

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(156)	$(179)	$(478)	$(549)
(Provision for)/Benefit from Income Taxes on Special Items	(6)	641	11	1,360
(Provision for)/Benefit from Income Taxes	$(162)	$462	$(467)	$811

*Special items detailed in table on pages 12-13

THIRD QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Automotive Sector	2007	2008
Ford North America
Personnel-reduction programs	$35	$(197)
Accelerated depreciation related to AutoAlliance International, Inc. (“AAI”) acquisition of leased facility	—	(82)
U.S. dealer reductions	—	(38)
Gain/(Loss) on sale of Automotive Components Holding (“ACH”) plants/assets	5	(19)
Job Security Benefits reserve adjustment	75	320
Retiree health care (primarily curtailment gain)	213	2,569
Total Ford North America	328	2,553
Ford Europe
Personnel-reduction programs/Other	(39)	(40)
Volvo
Personnel-reduction programs/Other	(7)	(26)
Ford Asia Pacific Africa
Personnel-reduction programs/Other	(1)	(28)
Impairment of equity interest in Malaysian joint venture	(10)	—
Total Ford Asia Pacific Africa	(11)	(28)
Other Automotive
Returns on the assets held in the Temporary Asset Account (“TAA”)	—	(250)
Gain on purchase of debt securities	—	35
Loss on conversion of Trust Preferred Securities	(632)	—
Total Other Automotive	(632)	(215)
Jaguar Land Rover and Aston Martin
Loss on sale of Jaguar Land Rover *	—	(30)
Sale of Aston Martin	(1)	—
Personnel-reduction programs/Net gains on certain undesignated hedges/Other	12	(7)
Total Jaguar Land Rover and Aston Martin	11	(37)
Total Automotive sector	$(350)	$2,207

Memo:
Special Items Impact on Earnings Per Share**	$(0.18)	$1.25

*	There were no revenues or wholesales associated with Jaguar Land Rover during the third quarter of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the November 7, 2008 conference calls at www.shareholder.ford.com.

FIRST NINE MONTHS SPECIAL ITEMS (in millions)	Income/(Loss)
Automotive Sector	2007	2008
Ford North America
Fixed asset impairment charges	$—	$(5,300)
Personnel-reduction programs	(800)	(644)
Gain/(Loss) on sale of ACH plants/assets	5	(324)
U.S. dealer consolidation	—	(185)
Accelerated depreciation related to AAI’s acquisition of leased facility	—	(82)
Ballard restructuring	—	(70)
Pension curtailment charges	(175)	—
Job Security Benefits	91	262
Retiree health care (primarily curtailment gains)	1,321	2,680
Total Ford North America	442	(3,663)
Ford Europe
Personnel-reduction programs/Other	(128)	(54)
Volvo
Personnel-reduction programs/Other	(11)	(58)
Ford Asia Pacific and Africa
Personnel-reduction programs/Other	(11)	(40)
Impairment of equity interest in Malaysian joint venture	(10)	—
Total Ford Asia Pacific Africa	(21)	(40)
Mazda
Impairment of dealer network goodwill	—	(214)
Other Automotive
Returns on the assets held in the TAA	—	(250)
Gain on exchange and purchase of debt securities	—	108
Loss on conversion of Trust Preferred Securities	(632)	—
Total Other Automotive	(632)	(142)
Jaguar Land Rover and Aston Martin
Jaguar Land Rover held-for-sale impairment	—	(421)
Loss on sale of Jaguar Land Rover *	—	(136)
Net gains/(losses) on certain Jaguar Land Rover undesignated hedges	219	(19)
Personnel-reduction programs	(102)	(4)
Jaguar Land Rover operating profits for 2008/Other	—	618
Sale of Aston Martin (primarily the gain on sale)	213	—
Total Jaguar Land Rover and Aston Martin	330	38
Total Automotive sector	$(20)	$(4,133)

Financial Services Sector
Ford Credit net operating lease impairment charges	—	(2,086)
Total	$(20)	$(6,219)

Memo:
Special Items Impact on Earnings Per Share**	$—	$(2.17)

*	Jaguar Land Rover’s revenue of $7 billion and wholesales of 125,000 units were treated as special items for the first nine months of 2008.
**
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the November 7, 2008 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO U.S. GAAP
(in billions)	June 30, 2008	Sept. 30, 2008	Sept. 30, 2008 B/(W) June 30, 2008	Memo: Sept. 30, 2007

Cash and Cash Equivalents	$16.9	$10.6	$(6.3)	$18.9
Marketable Securities	5.1	11.5	6.4	7.2
Loaned Securities	7.4	-	(7.4)	7.8
Total Cash/Market. and Loaned Securities	$29.4	$22.1	$(7.3)	$33.9
Securities-In-Transit	(0.1)	(0.7)	(0.6)	(0.4)
UAW-Ford Temporary Asset Account	(2.7)	(2.5)	0.2	-
Short-Term VEBA Assets*	-	-	-	2.1
Gross Cash	$26.6	$18.9	$(7.7)	$35.6

*	Historically, amounts accessible within 18 months; short-term VEBA is no longer reported within gross cash as of January 1, 2008,consistent with our new UAW VEBA agreement.

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO U.S. GAAP*
(in billions)	First Nine Months 2008

Cash Flows from Operating Activities of Continuing Operations**	$(7.2)

Items Included in Operating-Related Cash Flows
- Capital Expenditures	(4.7)
- Net Transactions Between Automotive and Financial Services Sectors	(1.4)
- Net Cash Flows from Non-Designated Derivatives	1.1

Items Not Included in Operating-Related Cash Flows
- Cash Impact of Job Security Program & Personnel Reduction Program	0.5
- Net (Sales)/Purchases of Trading Securities	(0.8)
- Pension Contributions	0.9
- Tax Refunds and Tax Payments from Affiliates	(0.9)
- Foreign Currency Translation	(0.1)
- Other **	0.3
Operating–Related Cash Flows	$(12.3)
*   Except as noted, 2008 data excludes Jaguar Land Rover.
** Includes Jaguar Land Rover

#  #  #